Exhibit 99.1
FOR IMMEDIATE RELEASE
KMG CHEMICALS COMPLETES ACQUISITION OF
ELECTRONIC CHEMICALS BUSINESS
HOUSTON, TX — March 30, 2010 — KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced that it has completed the acquisition of General Chemical’s electronic chemicals business for $25.7 million in cash plus approximately $850,000 of liabilities. The $25.7 million cash payment included $7.2 million for inventory, which was purchased at book value.
Neal Butler, President and CEO of KMG, commented, “We are very pleased to incorporate this profitable business into our existing Electronic Chemicals platform. We believe that this transaction, our eighth acquisition in seven years, is an ideal fit for our Electronic Chemicals line of products, and that the consolidation of the two operations will expand both our scope and scale in the wet process chemicals market and enhance our ability to meet customer needs. It will also produce substantial operational synergies. While we anticipate the acquisition to be mildly dilutive to earnings in the second half of fiscal 2010 due primarily to closing and integration expenses, even with this minor dilution, we are anticipating solid results and another year of record earnings in fiscal 2010. Starting in fiscal 2011 and continuing into the following year, we expect this acquisition to be significantly and progressively accretive to earnings. The acquired business generated revenues of approximately $59.4 million and $42.7 million in the calendar years 2008 and 2009, respectively.”
The transaction was structured as an asset purchase and includes a purification and processing facility for solvents used in the electronic chemicals business located in Hollister, California, along with its personnel. KMG currently has a significant volume of solvent-based products being toll manufactured by a third party under an agreement that expires at the end of calendar 2010. At that time, the Company will consolidate those volumes into the Hollister plant, greatly improving the utilization rate of that plant.
Also included in the acquisition is equipment used in the production of electronic chemicals at General Chemical’s Bay Point, CA facility; however, the real estate and employees will remain with General Chemical. General Chemical will provide contract manufacturing services to KMG for certain acid products at that facility under a long-term agreement.
The Company had available cash of approximately $10.0 million at closing. It financed the transaction with a portion of that cash on hand and borrowings on its revolving credit facility that was recently expanded from $35.0 million to $50.0 million. The Company expects to pay down a significant portion of these borrowings from cash flow from operations over the next 18 months.

KMG News Release
Mr. Butler went on to say, “With this transaction, our Electronic Chemicals business will have over a 50% share of the U.S. market for high purity acids, bases, etchants, and other custom formulated cleaning chemistries serving the semiconductor industry. Besides increased market presence, this transaction will also result in higher capacity utilization rates at both of our U.S. based plants. This process is expected to be completed in the second half of next fiscal year. This acquisition also provides a more meaningful position to KMG in the Asian market. We see opportunity for further growth in this business in North America, Europe, and in Asia.”
About KMG
KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the electronic, wood treatment, and agricultural chemical markets. For more information, visit the Company’s web site at www.kmgchemicals.com.
The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.
Contacts:
John V. Sobchak
Chief Financial Officer
KMG Chemicals, Inc.
713-600-3814
jsobchak@kmgchemicals.com
www.kmgchemicals.com
Investor Relations Counsel:
The Equity Group Inc.
Linda Latman
212-836-9609
LLatman@equityny.com
Melissa Dixon
212-836-9613
MDixon@equityny.com
www.theequitygroup.com
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